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                                                            Contact Information:
                                                             Dan Cook, President
                                                                    303-986-8011

PRESS RELEASE

                          USTMAN TECHNOLOGIES ANNOUNCES
                          PROPOSED SALE TO VEEDER-ROOT
                          ----------------------------

Lakewood, Colorado - June 6, 2000 USTMAN Technologies, Inc. (OTC BB: USTX) announced today that it signed a letter of intent with Veeder-Root Company to sell substantially all of its assets to Veeder-Root for $17.35M in cash. USTMAN presently intends on using the proceeds from the sale to re-pay indebtedness, pay transaction expenses, and partially pay the liquidation preference of its Series A Preferred Stock. As a consequence, it is not presently anticipated that there will be any funds available for distribution to common stockholders.

USTMAN Technologies, headquartered in Lakewood, Colorado, is a provider of compliance information for underground storage tanks, servicing more than 76,000 such tanks through the application of the statistical inventory reconciliation
(SIR) process. SIR is the leading method of detecting leaks in managing fuel inventory held in storage tanks.

Veeder-Root, headquartered in Simsbury, CT, is a leading supplier of fuel management solutions and monitors over 500,000 petroleum underground storage tanks at retail stations around the world. Veeder-Root is a wholly-owned subsidiary of Danaher Corporation (NYSE:DHR), a leading manufacturer of Process/Environmental Controls and Tools and Components.

The sale to Veeder-Root is subject to the entering into of a definitive acquisition agreement and obtaining all necessary board, stockholder and regulatory approvals.

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